                                           Exhibit 10.19

FIRST AMENDMENT TO LEASE

 CIP HUGHES CENTER LLC,
a Delaware limited liability company
("LANDLORD")

AND

TRANSACT TECHNOLOGIES, INC.,
a Delaware corporation
("TENANT")

THIS FIRST AMENDMENT TO LEASE (this "First Amendment"), is made as of August 24, 2009, by and between CIP HUGHES CENTER LLC, a Delaware limited liability company ("Landlord"), and TRANSACT TECHNOLOGIES, INC., a Delaware corporation ("Tenant").

RECITALS

A.           Landlord is the owner of that certain building located at 6700 South Paradise Road, Las Vegas, Nevada ("Building") and is the successor "Landlord" to Las Vegas Airport Properties LLC, a Delaware limited liability company, under that certain Industrial Real Estate Lease dated December 2, 2004 ("Lease"), entered into with Tenant for certain space comprising approximately thirteen thousand six hundred sixty-two (13,662) rentable square feet in Suite D of the Building, as described more fully in the Lease ("Premises").

B.           Landlord and Tenant desire to amend the Lease on the terms and conditions provided below.
AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Incorporation of Recitals. All of the recitals set forth above are hereby made an integral part of this First Amendment.

2. Definitions.  All capitalized terms not otherwise defined in this First Amendment herein shall have the meaning ascribed to them in the Lease.

3. Term.  Notwithstanding any provision to the contrary contained in the Lease, the Lease Term for the Premises is hereby extended for a period of eighty-four (84) months commencing January 1, 2010, and expiring December 31, 2016 ("2010 Extended Term").

4. Base Rent.  Notwithstanding any provision to the contrary contained in the Lease, Base Rent payable for the Premises during the 2010 Extended Term shall be as follows:

Period	Rate/Sq. Ft./Month	Rental Amount/Month
1/1/10 – 3/31/10	$0.00000	$0.00
4/1/10 – 12/31/10	$0.75000	$10,246.50
1/1/11 – 12/31/11	$0.77250	$10,553.90
1/1/12 – 12/31/12	$0.79568	$10,870.52
1/1/13 – 12/31/13	$0.81955	$11,196.64
1/1/14 – 12/31/14	$0.84413	$11,532.54
1/1/15 – 12/31/15	$0.86946	$11,878.52
1/1/16 – 12/31/16	$0.89554	$12,234.88

5. Operating Costs Cap.  Section 1.01(n) of the Lease is hereby amended by adding the following language:

"Notwithstanding anything to the contrary set forth herein, Tenant's Share of Controllable Operating Costs (as defined below) shall not increase by more than five percent (5%) per year during the balance of the Lease Term; provided, however, such 5% annual cap shall not apply to costs incurred by Landlord in connection with regularly scheduled repairs to and/or slurry coating of the parking areas of the Building.  Operating Costs incurred during calendar year two thousand nine (2009) shall constitute the base year for purposes of such calculation.  As used herein, the term "Controllable Operating Costs" shall mean all Operating Costs the incurrence of which are within Landlord's reasonable control, including but not limited to management fees, wages, salaries and other labor costs, and fees and expenses incurred in the management and operation of the Building, and shall expressly exclude Real Property Taxes and costs of insurance."

6. Tenant Improvements.    Landlord shall, at its sole cost and expense, construct the following improvements and/or undertake the following repairs within the office portion of the Premises utilizing building standard materials, qualities and finishes.  The agreed upon scope of work includes: (a) construction of one (1) private office (approximately 14' x 13') within the existing office area, and (b) repairing and/or replacing (if necessary) the currently malfunctioning heating, ventilation and air conditioning system and evaporative cooling units that serve the Premises.  Except for the foregoing, Landlord shall have no obligation to prepare the Premises for Tenant’s occupancy or provide an improvement allowance, it being acknowledged and agreed that Tenant is currently in possession of the Premises as Tenant under the Lease.  Tenant accepts the balance of the Premises in their "as-is" condition.

7. Options to Renew Lease.

(a)          Paragraph R-1 of Rider No. 2 to the Lease is hereby deleted in its entirety and replaced with the following:

"R-1.  Options.  Provided that Tenant is not in default of this Lease at the time of the exercise of either Option to Renew Lease (as defined below), and further provided that Tenant has not assigned the Lease or sublet greater than twenty-five percent (25%) of the Premises, Tenant shall have two (2) options (each an "Option to Renew Lease") to renew and extend this Lease for a period of five (5) years each (each a "Renewal Term").  Each such Renewal Term shall be exercised upon written notice to the Landlord delivered not less than four (4) months before the expiration of the initial Lease Term or first Renewal Term, as applicable.  Upon the delivery of such notice by Tenant and subject to the conditions set forth in the preceding sentence, this Lease shall be extended without the necessity of the execution of any further instrument or document; provided, however, that each party agrees to execute and deliver such further instruments or documents as the other party may reasonably request to memorialize or acknowledge the exercise of the applicable Option to Renew Lease.  Each Renewal Term shall commence upon the expiration of the initial Lease Term or the first Renewal Term, as applicable, and shall expire upon the anniversary of such date five (5) years thereafter, and be upon the same terms, covenants and conditions as provided in this Lease for the initial Lease Term, except that as of the first day of each Renewal Term, the Base Rent shall be equal to ninety percent (90%) of the then prevailing fair market rental rate as of the commencement of such Renewal Term, with increases during such Renewal Term as provided in Section 3.02 of the Lease.  Tenant shall only be able to exercise an Option to Renew Lease as to all of the Premises."

              (b)          Paragraph R-6 of Rider No. 2 is hereby deleted in its entirety.

8. Right of First Offer.

        (a)          Paragraph R-1 of Rider No. 4 to the Lease is hereby amended to provide that Tenant's right of first offer with respect to the First Offer Space may be exercised during the initial Lease Term as well as during each Renewal Term, provided Tenant has exercised the applicable Option to Renew Lease by adding the following text immediately after the words "initial Lease Term" in the first line of the Paragraph: "or during any Renewal Term, if Tenant has exercised the applicable Option to Renew Lease".

        (b)          Paragraph R-5 of Rider No. 4 to the Lease is hereby deleted in its entirety and replaced with the following:

       "R-5.  Except as otherwise set forth in this Paragraph R-5, Landlord shall deliver all First Offer Space in a broom clean condition with all electrical, plumbing mechanical systems and roll-up doors serving such First Offer Space in good working condition.  Notwithstanding anything to the contrary set forth in this Rider No. 4, in the event the First Offer Space comprising Suite C in the Building becomes available for lease at any time on or before December 31, 2012, and, on or before December 31, 2012, Tenant exercises its right to occupy Suite C, then Tenant shall be entitled to an improvement allowance in an amount equal to Five Dollars ($5.00) per rentable square foot of space within Suite C, and the Base Rent due and payable with respect to Suite C shall equal the Base Rent per square foot per month due and payable with respect to the Premises pursuant to Section 4 of the First Amendment to the Lease.  All improvements within Suite C shall be constructed in conformance with the provisions of Section 6.05 of the Lease."

9. Brokers.  Landlord and Tenant acknowledge that CIP Real Estate Property Services, a licensed real estate broker (the "Landlord's Broker") represented Landlord in this transaction, and CB Richard Ellis, a licensed real estate broker ("the "Tenant's Broker") represented Tenant in this transaction.  Landlord agrees to pay Tenant's Broker a commission in an amount equal to two percent (2%) of the Base Rent payable during the 2010 Extended Term within thirty (30) days after the full execution and delivery of this First Amendment.  Landlord and Tenant each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder, other than Landlord's Broker and Tenant's Broker, in connection with this First Amendment, and that no one other than Landlord's Broker and Tenant's Broker is entitled to any commission or finder’s fee in connection herewith.  With respect to this First Amendment only, Landlord and Tenant do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any other broker, finder or other similar party by reason of any dealings or actions of the indemnifying party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

10. Landlord's Address.  Section 1.01(h) of the Lease is hereby amended to provide that Landlord's address for notices is as follows:  CIP Hughes Center LLC, c/o CIP Real Estate, 19762 MacArthur Blvd., Suite 300, Irvine, California 92612, with a copy to Landlord at its Management Office at such address or addresses as Landlord shall designate by written notice to Tenant.  Notwithstanding anything to the contrary set forth in Section 13.06 of the Lease, notices required or permitted under the Lease may also be sent via reputable overnight delivery service, via facsimile or via electronic mail; provided, however, if facsimile or electronic mail is utilized, such notice must also be sent via personal delivery, certified mail, return receipt requested, postage prepaid, or reputable overnight delivery service.

11. No Defaults. Neither Landlord nor Tenant are aware of any defaults of Landlord or Tenant under the Lease nor any existing conditions, which upon giving notice or lapse of time or both would constitute a default under the Lease and there are no offsets or credits against the payment of Rent due Landlord under the Lease.

12. Authority. Each party hereto and the person signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this First Amendment.

13. Severability.  If any term or provision of this First Amendment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this First Amendment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this First Amendment shall be valid and enforced to the fullest extent permitted by law.

14. Counterparts; Facsimile.  This First Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.  This First Amendment may be executed via facsimile which facsimile signature shall be as binding as an original.

15. Affirmation of Lease/Amendment Controlling.  Except as specifically amended and modified by this First Amendment, the Lease is hereby affirmed and remains in full force and effect. In the event of any conflict between the terms of this First Amendment and the Lease, the terms and conditions of this First Amendment shall prevail.

(signature page follows)

                IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date set forth opposite their respective signatures below.

LANDLORD:
CIP HUGHES CENTER LLC,
a Delaware limited liability company

By:	CIP Hughes Center Member LLC,
a California limited liability company,
Its Sole Member

By:	/s/ Eric C. Smyth
Name: Eric C. Smyth
Title: Authorized Signatory

TENANT:
TRANSACT TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Bart C. Shuldman
Name: Bart C. Shuldman
Its: Chairman, President and CEO

By:	/s/ Steven A. DeMartino
Name: Steven A. DeMartino
Its: EVP, CFO, Treasurer and Secretary

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing.  The First Amendment must be executed by the president or vice-president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this First Amendment.